Exhibit 99.1

THE ST. JOE COMPANY REPORTS THIRD QUARTER AND FIRST NINE MONTHS OF 2025 RESULTS AND INCREASES QUARTERLY DIVIDEND BY 14% TO $0.16 PER SHARE

Highlights for the third quarter of 2025 as compared to the third quarter of 2024:

•	Quarterly net income attributable to the Company increased by 130% to $38.7 million, or $0.67 per share, from $16.8 million, or $0.29 per share.

•	Quarterly revenue increased by 63% to $161.1 million from $99.0 million.

•

Real estate revenue increased by 199% to $83.8 million from $28.0 million. Residential real estate revenue increased by 94% to $36.8 million from $19.0 million. The average homesite base sales price increased to $150,000 from $86,000 and gross margin increased to 53% from 39%.

•	Hospitality revenue increased by 9% to a third quarter record of $60.6 million from $55.4 million.

•	Leasing revenue increased by 7% to a quarterly record of $16.7 million from $15.6 million.

•

In the third quarter of 2025, the Company funded $20.4 million in capital expenditures, paid $8.1 million in cash dividends, repurchased $8.7 million of the Company's common stock and repaid a net amount of $28.4 million of debt.

Panama City Beach, Florida – (October 29, 2025) – The St. Joe Company (NYSE: JOE) (the “Company,” “We,” or “Our”) today reports third quarter and first nine months of 2025 results.

Jorge Gonzalez, the Company’s President, Chief Executive Officer and Chairman of the Board, said, “All segments continue to reflect organic growth in revenue.  Residential real estate revenue increased 94% to $36.8 million from $19.0 million. The average homesite base sales price increased from $86,000 to $150,000 per homesite while the gross margin on homesite sales increased from 39% to 53%.  Leasing revenue increased to a single quarterly record of $16.7 million and hospitality revenue increased to a third quarter record of $60.6 million.”

Mr. Gonzalez continued, “Included in the commercial real estate revenue in the third quarter of 2025, we sold the Watercrest senior living community to one of the nation’s largest senior living REITs.  This sale is evidence of how the Company creates value by developing successful operating properties, even on residual land.  The land encompasses approximately 7.7 acres and was originally appraised in 2019 at approximately $2.7 million.  The property had limited potential for other commercial uses due to its location.  After conducting an evaluation, the Company concluded that a senior living community was the highest and best use for the property.  After development and lease up of the property beginning in 2020, the Watercrest joint venture sold the property for $41.0 million, resulting in gross profit of $19.4 million.  Our operating properties generate recurring revenue, but they are also “piggy banks” that we can monetize with the right set of conditions and circumstances.  Even though senior living communities are assets that are needed for this ecosystem, it is not an asset type we plan to grow as part of our portfolio since they take longer to lease up than multi-family communities and due to considerable operational intensity.  We anticipate continuing to create asset value by developing operating properties which we may own for recurring revenue or choose to monetize.”

Mr. Gonzalez added, “Our capital allocation strategy is measured and multi-faceted.  In the third quarter of 2025, we funded $20.4 million in capital expenditures, paid $8.1 million in cash dividends, repurchased $8.7 million of our common stock, and repaid a net amount of $28.4 million of debt.  We have accelerated stock repurchases during the year, bringing the aggregate amount of stock repurchases through the first nine months of 2025 to $24.9 million (535,099 shares), as compared to no share repurchases for the same period in 2024.  Since 2015, the Company has used $638.5 million to repurchase 34.6 million shares of the Company’s stock, representing 37.5% of the original shares, bringing the outstanding share balance to below 58.0 million outstanding shares.   The specifics of our capital allocation strategy may vary from quarter to quarter depending on various factors so it should be evaluated over a longer period of time, rather than on a quarterly basis.”

Mr. Gonzalez concluded, “We are excited about the new daily non-stop flights between Northwest Florida Beaches International Airport (ECP) and LaGuardia Airport (LGA) in New York City.  New York is the largest MSA in the country with a population of approximately 20 million people.  The Company is poised to leverage this new opportunity by promoting the quality of the Watersound lifestyle to this large population base.  With this new flight schedule, ECP will have non-stop flights between seven of the ten largest metropolitan areas in the country.”

Consolidated Third Quarter and First Nine Months of 2025 Results

Total consolidated revenue for the third quarter of 2025 increased by 63% to $161.1 million, as compared to $99.0 million for the third quarter of 2024.  Real estate revenue increased by 199% to $83.8 million, hospitality revenue increased by 9% to a third quarter record of $60.6 million and leasing revenue increased by 7% to a single quarterly record of $16.7 million.

In September 2025, the Watercrest joint venture sold its senior living community property to a third party for $41.0 million, resulting in gross profit of $19.4 million.  The joint venture paid off the outstanding loan balance of $19.2 million and the Company received a cash distribution from the joint venture of $19.1 million.

For the nine months ended September 30, 2025, total consolidated revenue increased by 29% to $384.4 million, as compared to $298.4 million for the first nine months of 2024.  Real estate revenue increased by 72% to $166.0 million, hospitality revenue increased by 8% to $169.0 million and leasing revenue increased by 11% to $49.4 million.

Over the past several years, the Company has entered into joint ventures which are unconsolidated and accounted for using the equity method.  For the three months ended September 30, 2025, these unconsolidated joint ventures had $57.0 million of revenue, as compared to $109.2 million of revenue for the same period in 2024.  The decrease is primarily due to the timing and number of homes completed by the Latitude Margaritaville Watersound joint venture.  For the third quarter of 2025, there were 82 completed home sales in the Latitude Margaritaville Watersound unconsolidated joint venture as compared to 189 completed home sales in the third quarter of 2024.  The Company’s economic interests in its unconsolidated joint ventures for the three months ended September 30, 2025, resulted in $3.5 million of equity in income from unconsolidated joint ventures, as compared to $6.8 million for the three months ended September 30, 2024.

For the first nine months of 2025, these unconsolidated joint ventures had $270.1 million of revenue, as compared to $299.1 million of revenue for the first nine months of 2024.  The Company’s economic interests in its unconsolidated joint ventures resulted in $21.2 million of equity in income from unconsolidated joint ventures, for the first nine months of 2025, as compared to $19.5 million for the first nine months of 2024.  Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy, which generates substantial financial returns for the Company.

Net income attributable to the Company for the third quarter of 2025 increased by 130% to $38.7 million, or $0.67 per share, as compared to net income of $16.8 million, or $0.29 per share, for the same period in 2024.  Net income for the first nine months of 2025 increased by 55% to $85.7 million, or $1.48 per share, as compared to net income of $55.3 million, or $0.95 per share, for the same period in 2024.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for the three months ended September 30, 2025, increased by 72% to $68.8 million, as compared to $39.9 million for the same period in 2024.  EBITDA for the nine months ended September 30, 2025, increased by 33% to $164.6 million as compared to $124.1 million for the first nine months of 2024.  Depreciation is a non-cash, GAAP expense which is amortized over an asset’s useful life, while maintenance and repair expenses are period costs and expensed as incurred.  See Financial Data below for additional information, including a reconciliation of EBITDA to net income attributable to the Company.

Dividends

On October 29, 2025, the Board of Directors declared a cash dividend of $0.16 per share on the Company’s common stock, payable on December 12, 2025, to shareholders of record as of the close of business on November 13, 2025. The fourth quarter dividend represents a 14% increase from the third quarter 2025 dividend of $0.14 per share. Since initiating the current dividend program in 2020 at $0.07 per share, the Company has increased the quarterly dividend payments by 129% to $0.16 per share.

Real Estate

Total real estate revenue increased by 199% to $83.8 million in the third quarter of 2025, as compared to $28.0 million in the third quarter of 2024.  In the third quarter of 2025, the Company sold 189 homesites at an average base price of approximately $150,000 and gross margin of 53% and eight completed townhomes, as compared to 179 homesites at an average base price of approximately $86,000 and gross margin of 39% in the third quarter of 2024.  The differences in the average sales price, number of homesite closings and gross margin period-over-period were primarily due to the mix of sales in different communities.  The third quarter real estate revenue included the sale of the Watercrest joint venture senior living community property for $41.0 million.

Total real estate revenue increased by 72% to $166.0 million in the first nine months of 2025, as compared to $96.7 million in the first nine months of 2024.  In the first nine months of 2025, the Company sold 663 homesites at an average base price of approximately $127,000 and gross margin of 48% and 18 completed townhomes, as compared to 581 homesites at an average base price of approximately $115,000 and gross margin of 48% in the first nine months of 2024. The differences in the average sales price and the number of homesite closed period-over-period were primarily due to the mix of sales in different communities.

In the third quarter of 2025, the Company placed 972 homesites under contract.  As of September 30, 2025, the Company had 1,992 residential homesites under contract, which are expected to result in revenue of approximately $146.2 million, plus residuals, over the next several years, as compared to 1,381 residential homesites under contract for $122.3 million, plus residuals, as of September 30, 2024.  The change in homesites under contract is due to homesite transactions since the end of the prior period, new contracts, including a long-term contract totaling approximately 650 undeveloped homesites within the SouthWood community, and the amount of remaining homesites in the current phases of the residential communities.  The Company’s residential homesite pipeline has over 24,000 homesites in various stages of development, engineering, permitting or concept planning, an increase of approximately 1,800 homesites from September 30, 2024.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,500 residential homes, had 71 net sale contracts executed in the third quarter of 2025.  Since the start of sales in 2021, there have been 2,279 home contracts.  For the third quarter of 2025, there were 82 completed home sales, bringing the community to 2,074 occupied homes. The average sales price for the third quarter of 2025 completions was $586,000 with gross margin of 29%, as compared to the average sales price of $531,000 and gross margin of 22% for the third quarter of 2024.  The average sales price for the first nine months of 2025 completions was $595,000 with gross margin of 27%, as compared to the average sales price of $520,000 and gross margin of 22% for the first nine months of 2024.  There were 205 homes under contract as of September 30, 2025, with an average sales price of approximately $600,000, which are expected to result in sales value of approximately $123.1 million at completion.

Hospitality

Hospitality revenue increased by 9% to $60.6 million in the third quarter of 2025, as compared to $55.4 million in the third quarter of 2024.  For the third quarter of 2025, club revenue increased by 14% while the Company’s hotels’ revenue increased by 6%.  In the first nine months of 2025, hospitality revenue increased by 8% to a Company record of $169.0 million, as compared to $157.0 million in the first nine months of 2024.  As of September 30, 2025, the Company had 3,578 club members, as compared to 3,532 club members as of September 30, 2024.  As of September 30, 2025, the Company owned (individually by the Company or through consolidated and unconsolidated joint ventures) 12 hotels with 1,298 operational hotel rooms.

Leasing

Leasing revenue from commercial, office, retail, multi-family, senior living, self-storage and other properties increased by 7% to a single quarterly Company record of $16.7 million in the third quarter of 2025, as compared to $15.6 million for the same period in 2024.  Leasing revenue increased by 11% to $49.4 million in the first nine months of 2025, as compared to $44.7 million for the same period in 2024.

Leasable space as of September 30, 2025, consisted of approximately 1,173,000 square feet, of which approximately 1,133,000, or 97%, was leased, as compared to approximately 1,179,000 square feet as of September 30, 2024, of which approximately 1,130,000, or 96%, was leased.  The small decrease in leasable square feet is due to an increase in internal Company use of space for the new Watersound Real Estate Brokerage business that launched in the second quarter of 2025.  As of September 30, 2025, the Company had an additional 31,000 square feet of leasable space under construction.  The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus.  These three centers, and others in the planning stage, have the potential to more than double the Company’s total current leasable commercial space.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended September 30, 2025, increased by $0.9 million to $6.9 million, as compared to $6.0 million for the same period in 2024.  The Company’s corporate and other operating expenses for the nine months ended September 30, 2025, increased by $1.0 million to $19.9 million, as compared to $18.9 million for the same period in 2024.  Corporate and other operating expenses were approximately 5% of revenue for the nine months ended September 30, 2025, as compared to approximately 6% of revenue for the same period in 2024.

Investments, Liquidity and Debt

In the third quarter of 2025, the Company funded $20.4 million in capital expenditures, paid $8.1 million in cash dividends, repurchased $8.7 million of the Company’s common stock, and repaid a net amount of $28.4 million of debt.  For the first nine months of 2025, the Company funded $89.6 million in capital expenditures, paid $24.4 million in cash dividends, repurchased $24.9 million of the Company’s common stock and repaid a net amount of $38.7 million of debt.  As of September 30, 2025, the Company had $126.0 million in cash, cash equivalents and other liquid investments, as compared to $88.8 million as of December 31, 2024.  As of September 30, 2025, the Company had $265.1 million invested in development property, which, when complete, will be added to operating property or sold.

As of September 30, 2025, the weighted average effective interest rate of outstanding debt was 4.9% with an average remaining life of 19.5 years.  As of September 30, 2025, 80% of the Company’s outstanding debt had a fixed or swapped interest rate while the remaining 20% of debt has interest rates that vary with SOFR.  Company debt as of September 30, 2025, decreased to approximately 26% of the Company’s total assets.

Earnings Call

The Company will conduct an earnings call on October 30, 2025, at 10:00 a.m. Central Time / 11:00 a.m. Eastern Time to discuss the Company’s performance and answer questions.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the third quarter and first nine months of 2025 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov.  We recommend studying the Company’s latest Form 10-K and Form 10-Q before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of EBITDA, a non-GAAP financial measure, for the third quarter and first nine months of 2025 and 2024, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)

($ in millions except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue
Real estate revenue	$83.8	$28.0	$166.0	$96.7
Hospitality revenue	60.6	55.4	169.0	157.0
Leasing revenue	16.7	15.6	49.4	44.7
Total revenue	161.1	99.0	384.4	298.4
Expenses
Cost of real estate revenue	42.5	15.7	85.2	48.4
Cost of hospitality revenue	39.7	36.5	114.3	104.7
Cost of leasing revenue	7.4	7.8	22.4	22.2
Corporate and other operating expenses	6.9	6.0	19.9	18.9
Depreciation, depletion and amortization	11.7	11.8	35.8	34.3
Total expenses	108.2	77.8	277.6	228.5
Operating income	52.9	21.2	106.8	69.9
Investment income, net	3.1	3.5	9.7	10.3
Interest expense	(7.8)	(8.4)	(23.3)	(25.5)
Equity in income from unconsolidated joint ventures	3.5	6.8	21.2	19.5
Other income (expense), net	2.2	(0.1)	1.7	(0.6)
Income before income taxes	53.9	23.0	116.1	73.6
Income tax expense	(13.7)	(6.4)	(29.5)	(19.3)
Net income	40.2	16.6	86.6	54.3
Net (income) loss attributable to non-controlling interest	(1.5)	0.2	(0.9)	1.0
Net income attributable to the Company	$38.7	$16.8	$85.7	$55.3
Basic net income per share attributable to the Company	$0.67	$0.29	$1.48	$0.95
Basic weighted average shares outstanding	57,841,815	58,331,818	58,046,234	58,328,055

Summary Balance Sheet (Unaudited)

($ in millions)

	September 30, 2025	December 31, 2024
Assets
Investment in real estate, net	$1,020.7	$1,040.4
Investment in unconsolidated joint ventures	67.5	66.5
Cash and cash equivalents	126.0	88.8
Other assets	72.2	80.3
Property and equipment, net	44.7	59.1
Investments held by special purpose entities	202.8	203.5
Total assets	$1,533.9	$1,538.6

Liabilities and Equity
Debt, net	$399.0	$437.8
Accounts payable and other liabilities	56.1	53.9
Deferred revenue	60.3	59.3
Deferred tax liabilities, net	68.9	72.4
Senior Notes held by special purpose entity	178.7	178.5
Total liabilities	763.0	801.9
Total equity	770.9	736.7
Total liabilities and equity	$1,533.9	$1,538.6

Corporate and Other Operating Expenses (Unaudited)

($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Employee costs	$3.4	$3.0	$9.5	$9.8
Property taxes and insurance	1.7	1.4	4.9	4.1
Professional fees	0.8	0.8	2.8	2.4
Marketing and owner association costs	0.4	0.2	0.9	0.7
Occupancy, repairs and maintenance	0.1	0.2	0.4	0.5
Other miscellaneous	0.5	0.4	1.4	1.4
Total corporate and other operating expenses	$6.9	$6.0	$19.9	$18.9

Reconciliation of Non-GAAP Financial Measures (Unaudited)

($ in millions)

EBITDA is a non-GAAP financial measure, which management believes assists investors by providing insight into the operating performance of the Company across periods on a consistent basis and, when viewed in combination with the Company results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the Company.  However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.  EBITDA is calculated by adjusting “Interest expense”, “Investment income, net”, “Income tax expense”, “Depreciation, depletion and amortization” to “Net income attributable to the Company”.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income attributable to the Company	$38.7	$16.8	$85.7	$55.3
Plus: Interest expense	7.8	8.4	23.3	25.5
Less: Investment income, net	(3.1)	(3.5)	(9.7)	(10.3)
Plus: Income tax expense	13.7	6.4	29.5	19.3
Plus: Depreciation, depletion and amortization	11.7	11.8	35.8	34.3
EBITDA	$68.8	$39.9	$164.6	$124.1

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; ability to generate recurring revenue; opportunities to capture value of our developed assets in strategic transactions;  plans to maintain an efficient cost structure; our capital allocation initiatives, including investments in our business, dividends and opportunistic stock repurchases; plans regarding our joint venture developments; and the timing and impact of current developments and new projects in 2025 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; inflation; higher insurance costs and our ability to obtain adequate insurance coverage for our properties; financial institution disruptions; supply chain disruptions; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; imposition of tariffs and uncertainty regarding trade policies; changes in consumer sentiment and confidence that may impact demand across our segments; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects; our ability to complete construction and development projects within expected timeframes; the interest of prospective guests in our hotels; reductions in travel and other risks inherent to the hospitality industry; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; mix of sales from different communities and the corresponding impact on sales period over period; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest  Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas where we operate; changes in tax rates, the adoption of new U.S. tax legislation (including the One Big Beautiful Bill Act), and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny negatively impacting our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend; our ability to repurchase stock under our stock repurchase program; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a diversified real estate development, asset management and operating company with real estate assets and operations in Northwest Florida.  The Company intends to use existing assets for residential, hospitality and commercial ventures.  St. Joe has significant residential and commercial land-use entitlements.  The Company actively seeks higher and better uses for its real estate assets through a range of development activities.  More information about the Company can be found on its website at www.joe.com.

© 2025, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, “WaterColor®” and “Watersound®”, and other development names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

St. Joe Investor Relations Contact:

Marek Bakun

Chief Financial Officer

1-866-417-7132

Marek.Bakun@Joe.Com